EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8793	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Announces Board Appointments

GRAND RAPIDS, MICHIGAN-October 14, 2010-Spartan Stores, Inc., (Nasdaq:SPTN) announced today that the Company's Board of Directors appointed Wendy Beck and Yvonne Jackson as members of the Board of Directors. Both individuals have extensive public company experience with particular expertise in accounting, finance and human resources. The appointments expand the total number of directors to 10, with eight independent directors. Ms. Beck will serve on the Company's Audit Committee and Ms. Jackson will serve on the Compensation and the Nominating and Corporate Governance Committees. Each director's term will expire and be subject to annual re-election at the Company's fiscal 2011 annual shareholders meeting in August 2011.

"Wendy and Yvonne are excellent director additions that will augment our highly skilled Board," said Craig Sturken, Spartan Stores' Executive Chairman of the Board. "Both have achieved great career success, bring relevant and extensive public company experience, are a good fit with our corporate culture, and further diversify our board members' skills, perspectives and experience. We welcome them to our Board and look forward to their contributions toward our future growth and business success."

Ms. Beck is currently Executive Vice President and Chief Financial Officer of Norwegian Cruise Line, one of the leading cruise ship operators in the world. She was formerly CFO of Domino's Pizza, a public pizza delivery company with more than 8,000 national and international franchise and company-owned retail stores, and an extensive food distribution operation. Ms. Beck possesses expertise in accounting, finance, taxes, budgeting, forecasting, SEC compliance and reporting, strategic planning, and information technology systems. She also previously held Chief Financial Officer and Treasurer positions with Whataburger Restaurants and Checkers Drive-In Restaurants, which was publicly traded during her time with Checkers Drive-In Restaurant, and was a senior tax accountant with Lincare, a publicly traded national healthcare services company. Ms. Beck is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants and Florida Institute of Certified Public Accountants, and serves on the Board of Directors for the Women's Foodservice Forum.

Ms. Jackson is currently President of BeecherJackson, a management and human resources consulting company, and serves as chair of the company's compensation committee on the board of Winn-Dixie Stores, a food retailer operating 514 stores in the southeastern U.S. She has more than 35 years of public company experience, with 31 years experience in human resource management, holding Senior Vice President positions with Pfizer, Compaq, and Burger King Restaurants, was Vice President of Human Resources for Avon Products, and held various management positions with Sears, Roebuck & Co. She possesses expertise in large scale organizational change, personnel acquisition integration, change management, compensation and benefits and organizational design. Ms. Jackson also previously served on the board of Best Buy as a member of the company's compensation committee and as a member of Price Waterhouse Coopers' Advisory Council.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's eleventh largest grocery distributor with 1.4 million square feet of warehouse, distribution, and office space located in Grand Rapids, Michigan. The Company distributes more than 40,000 corporate and national brand products to approximately 370 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 97 retail supermarkets in Michigan, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, Felpausch Food Centers and VG's Food and Pharmacy.